Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 2, 2008, by and among STEVEN POSNER IRREVOCABLE TRUST, U/T/A (the “Purchaser”), and FIRSTWAY ENTERPRISES, INC., a Delaware corporation (the "Company").
W I T N E S S E T H:

WHEREAS, the Company has acquired 100% of the outstanding membership interests of U.S. Imaging Holdings, LLC, a Nevada limited liability company ("U.S. Imaging"); and

WHEREAS, as a consequence of its acquisition of U.S. Imaging, the Company will be engaged in the diagnostic imaging business through the operations of three wholly owned subsidiaries of U.S. Imaging; and

WHEREAS, the Company requires additional capital to operate its diagnostic imaging business; and

WHEREAS, Purchaser wishes to purchase from the Company, and the Company wishes to sell and issue to Purchaser, certain securities of the Company, upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises, which are true and correct and are incorporated herein, and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

1. SALE AND PURCHASE OF SECURITIES.

1.1. Transaction. Upon the terms and subject to the conditions contained herein, at the Closing, as provided in Section 4 below, the Company shall sell, issue and deliver to the Purchaser, and the Purchaser shall purchase from the Company, free and clear of all liens, claims, charges, restrictions or encumbrances of any kind or nature (“Liens”), the following authorized but unissued securities of the Company:  i) a convertible debenture, in the face amount of $1,000,000, bearing interest at 12% per annum; such debenture (the "Debenture") shall be in substantially the form of Exhibit A attached hereto; and ii) Series A Stock Purchase Warrants to purchase up to 5,555,555 shares of the common stock of the Company, at a price of $.24 per share and Series B Stock Purchase Warrants to purchase up to 5,555,555 shares of common stock at a price of $.30 per share; such warrants (the "Warrants") shall be in substantially the form of Exhibit B attached hereto.  The Debenture and the Warrants are collectively referred to herein as the "Purchased Securities."

1.2. Purchase Price.  The aggregate cash purchase price for the Purchased Securities (the “Purchase Price”) shall be One Million Dollars ($1,000,000).  The Purchase Price shall be payable in immediately available funds at Closing.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  In order to induce the Purchaser to purchase the Purchased Securities, the Company hereby represents and warrants to Purchaser as follows:

2.1. Corporate Organization and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own its properties, and carry on its business as now being conducted.

2.2. Capitalization.

2.2.1. The authorized capital stock of the Company consists of 270,000,000 shares consisting of 250,000,000 shares of common stock, $.0001 par value per share, of which  50,000,000 shares are issued and outstanding and 20,000,000 shares of Preferred Stock, $.0001 par value per share, none of which are issued and outstanding.  All of the outstanding shares were duly authorized for issuance and are validly issued, fully paid and non-assessable.

2.2.2. Excepting only the Debenture and the Warrants to be issued to Purchaser at Closing, there are no existing options, warrants, calls, rights, commitments, subscriptions, voting trusts or other agreements or arrangements of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company.

2.2.3. The outstanding shares of common stock of the Company have not been issued in violation of, and are not subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any applicable law, the certificate of incorporation or by-laws of the Company, any written or oral contract or understanding to which the Company is subject, bound or a party,  or otherwise. There are no voting trusts or other contracts, agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

2.2.4. Excepting only shares of common stock reserved for issuance upon conversion of the Debenture or exercise of the Warrants, there is no capital stock of the Company reserved for issuance for any purpose. There are no outstanding contractual obligations of the Company to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other person or entity (a “Person”).  The Company (a) does not own or hold the right to acquire any capital stock or other equity securities of any Person, (b) does not have any direct or indirect equity or ownership interest in any other Person, and (c) is not a member of or participant in any partnership, joint venture, franchise agreement, licensee agreement or similar arrangement.

2.3. Proper Authorization and Execution.  The execution, delivery and performance of this Agreement and the agreements, documents and other instruments to be executed, delivered and performed in connection with or simultaneously with the transactions contemplated hereby (the “Related Agreements”) by the Company, and consummation of the transactions contemplated hereby and thereby, have been approved by the Company.  The Company has obtained all necessary approvals and consents to the transactions contemplated hereby and by the Related Agreements.  The Company has all power and authority required to enter into and perform this Agreement and the Related Agreements.  The issuance of the Debenture and the Warrants have been authorized and approved by the Company, and upon issuance of such Purchased Securities to Purchaser, Purchaser will have good and valid title to such securities, free and clear of any and all Liens.

2.4. Subsidiary.  U.S. Imaging is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada.  As of the Closing of the transactions contemplated by this Agreement, all of the issued and outstanding membership interests of U.S. Imaging are owned by the Company, free and clear of any and all Liens.
All subsequent representations and warranties by the Company set forth in this Section 2 shall be applicable to the Company and U.S. Imaging, separately and as a consolidated entity, and assumes the acquisition of U.S. Imaging.

2.5. No Breach Caused by Agreement.  The execution, delivery and performance of this Agreement and all the Related Agreements will not conflict with, violate or result in a breach of the provisions of, or constitute a default or result in the acceleration of any obligations under, or permit termination of, any agreement or instrument to which the Company is a party or by which any such party is bound, nor will it conflict with or violate the provisions of the Articles of Incorporation or Bylaws of the Company (or similar governing document), or of any law, judgment, decree, order, regulation or rule of any court or governmental authority or any covenant or restriction binding upon the Company, nor will it result in the imposition of any Lien upon any asset of the Company.

2.6. Securities Filings.  The Company is current in its reporting obligations with the Securities and Exchange Commission ("SEC") under Section 13 of the Securities Exchange Act of 1934, as amended, and all reports filed with the SEC comply with applicable requirements except for the Form 8-K Current Report to be filed in connection with the acquisition of US Imaging Holding LLC.

2.7. Title to Assets.  Except as set forth on Schedule 2.7, the Company has good, valid and insurable title to, or a valid leasehold interest in, all tangible and intangible assets of the Company, including all assets reflected on the Company's balance sheet as of December 31, 2007, free and clear of all Liens. The assets of the Company are sufficient to conduct the business of the Company as presently conducted.  Excepting only the premises in which U.S. Imaging's diagnostic imaging centers are located (which are owned by affiliates of the Company and leased to the Company), no assets owned or used by the Company are (a) owned by, used by, or leased or licensed to or from any affiliate of the Company, or (b) in the possession of any Person other than the Company.

2.8. Condition of Assets.  The Company's assets are presently, and will at the Closing be, in good order, condition and repair in all material respects, subject only to ordinary wear and tear, and are reasonably suitable for the purposes for which they are used.

2.9. Operation of the Business.  Since December 31, 2007, the Company has: (a) maintained its assets in good order, condition and repair, reasonable wear and tear excepted; (b) carried on its business diligently and in substantially the same manner as it previously has been carried on; and (c) preserved its relationships with all customers, suppliers, vendors, dealers, distributors, manufacturers and sales representatives, referral sources and other persons or entities with whom the Company has business relationships and are material with respect to its business.  The Company has not:  (i) entered into or otherwise altered, modified or changed in any material respect, or terminated, any contract, commitment, or transaction not in the usual and ordinary course of the business and material to its business; (ii) sold or disposed of any assets other than in the ordinary course of business; (iii)  purchased any equipment, or other items requiring the expenditure of in excess of $10,000; or (iv) entered into or otherwise altered, modified or changed in any material respect, any personal or real property leases.

2.10. Absence of Material Changes.  Since December 31, 2007, there has not been:  (a) any material change in the business, financial condition, working capital or net worth of the Company, or in the operation of the business taken as a whole; (b) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Company's assets and/or properties and/or its business; (c) any entry into, modification of or termination of any material commitment or transaction, including, without limitation, any borrowing or capital expenditure; or (d) any material change by the Company in accounting methods or principles.

2.11. Real Property.

2.11.1. The Company does not own any real property or any interests in real property. Schedule 2.11.1 sets forth a complete list of  all real property and interests in real property leased by the Company (individually, a “Leased Real Property” and collectively the “Leased Real Properties”), and the material terms of each lease for the Leased Real Properties.

2.11.2. The Company has a valid and enforceable leasehold interest under each of the leases for the Leased Real Properties to which it is a party, and no event has occurred or circumstance exists that constitutes a default or, with notice or lapse of time, or both, would constitute a default by the Company under any lease for the Leased Real Properties.  The rental rates for each of the Leased Real Properties is the fair market rental rate for each such property.

2.11.3. All of the land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Leased Real Properties. The Company is not a lessor or sublessor of, nor or does it make available for use to any Person, any Leased Real Property or any portion thereof.

2.12. Technology and Intellectual Property.

2.12.1. Schedule 2.12.1 lists all copyrights, trademarks, trade names, brand names, logos, service marks, patents, software and domain names, technology and any other proprietary rights owned or used by the Company, in all cases both domestic and foreign, and registered or unregistered, and applications for any and all of the foregoing (all items included or required to be included on such schedule, the “Intellectual Property”), and indicates whether the same is owned or licensed. With respect to registered Intellectual Property or applications therefor, Schedule 2.12.1 sets forth a list of all jurisdictions in which such items are registered or applied for.  The Company is the owner of record of any application, registration or grant for each item of Intellectual Property.  The Company has filed all documents and paid all taxes, fees, and other financial obligations required to maintain in force and effect all Intellectual Property.  To the best knowledge of the Company, the Intellectual Property does not infringe upon the intellectual property or other proprietary rights of any Person.

2.12.2. The Company is the sole and exclusive owner of the Intellectual Property or has exclusive rights to use such Intellectual Property pursuant to a valid license.  The Company has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Intellectual Property.  The Company owns or otherwise possesses valid and enforceable rights to use all Intellectual Property currently used in its business as presently conducted.

2.12.3. The Company is not under any obligation to pay any royalties or similar payments in connection with any intellectual property or technology.

2.12.4. Except as otherwise disclosed on Schedule 2.12.1, the Company has not granted any options, licenses or agreements of any kind relating to the Intellectual Property.

2.12.5. To the best knowledge of the Company, there has been no misappropriation of the Company's material trade secrets or other material Intellectual Property by any Person.

2.13. Material Contracts.

2.13.1. Schedule 2.13 sets forth all of the following written or oral contracts, agreements or understandings to which the Company is a party or by which it is bound (collectively, the “Material Contracts”), including any:

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Consulting, employment, or medical director agreements (including agreements by employees, consultants or medical directors with respect to confidentiality, severance, non-competition and/or nonsolicitation);

-	Contracts with any physicians or other Persons who refer patients to the Company;
-	Contracts relating to leasing the Company's facilities to or otherwise providing imaging services on behalf of any other person;
-	Contracts relating to payments to the Company for health care services by any third-party payer, including commercial payers, Medicare, Medicaid, Tri-Care, or other governmental payers;
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Covenants of the Company (or its employees or independent contractors) not to compete or solicit or other covenant restricting the development, marketing or distribution and delivery of the products and services of the Company or the engagement in any activity;

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Contracts under which the Company has borrowed any money from, established a line of credit with, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness issued to any person;

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Contracts under which (a) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company, or (b) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person;

-	Contracts for any joint venture, partnership, investment or similar arrangement;
-	Contracts providing for indemnification, or any power of attorney;
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Contracts (including a purchase order) involving payment by the Company of more than $50,000, or extending for a term of more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days’ notice);

-	Contracts with any governmental entity;
-	Contracts providing for the services of any dealer, distributor, sales representative, franchisee or similar representative;
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Any other contract to which the Company is a party or by or to which the Company or any of its property or assets or business is bound or subject to that has an aggregate future liability to any Person in excess of $50,000 and is not terminable by the Company by notice of not more than 60 days without payment or penalty;

-	Any leases, other than those listed in Schedule 2.9.1;
-	Any franchise agreement, license agreement or any similar contract; or
-	Any contract other than as set forth above to which the Company is a party or by which the Company's property or assets or business is bound or subject to that is material to the Company.

2.13.2. All Material Contracts are valid, binding and in full force and effect and are enforceable by the Company in accordance with their respective terms. The Company has performed all obligations required to be performed by it to date under all Material Contracts, and the Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, and, to the best knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. The Company has not received any written notice of the intention of any party to terminate any Material Contract, nor does the Company have knowledge of any basis for such a termination. Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been delivered to the Purchaser.

2.14. Compliance With Laws.  The Company has complied in all material respects with, and is not in violation of, any applicable Federal, State, or local statute, law, or regulation (including, without limitation, any applicable building, zoning, environmental protection or other law, ordinance or regulation).  The Company has no liabilities relating to contamination of or remediation of the environment.  To the best knowledge of Seller, (i) there are no underground storage tanks located on the real property underlying any of such locations at which the Company conducts Business, (ii) there has not been any spill, disposal, discharge, storage or release of any Hazardous Material into, upon, from, or over such real property or into or upon ground or surface water on such real property, (iii) there are no asbestos-containing materials incorporated into any of the buildings or interior improvements that are part of any such real property, or into other assets of the Company, and there is no electrical transformer, fluorescent light fixture with ballasts, or other equipment containing PCBs on such real property.  As used in this paragraph, “Hazardous Material” means any hazardous or toxic substance, material, or waste that is regulated by any federal authority or by any state or local governmental authority where the substance, material, or waste is located.

2.15. Governmental Program Participation; Regulatory Issues.

2.15.1. The Company is eligible to receive payment without restriction under Title XVIII of the Social Security Act (“Medicare”), and Title XIX of the Social Security Act ("Medicaid"), and is a provider with a valid and current provider agreement and a valid provider number with the federal Medicare Program and the Medicaid Program (the “Government Programs”), through authorized intermediaries.  The Company is in compliance with the conditions of participation for the Government Programs in all material respects.  There is not pending or, to the best knowledge of the Company, threatened any complaint, medical review, audit, overpayment, proceeding or investigation under the Government Programs involving the Company.  The Company's diagnostic imaging centers are in compliance with all Medicare statutes, rules and conditions of participation, including but limited to the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b(b), the federal Stark Law, 42 U.S.C. § 1395nn, and the regulations applicable to independent diagnostic testing facilities, and there are no outstanding statement or deficiencies of plans of correction that have not been accepted by or on behalf of Medicare.  The Company's diagnostic imaging centers are in compliance with all applicable state statutes, rules and regulations, including but not limited to the Patient Self-Referral Act, §456-053, Fla. Stat. and the Patient Brokering Act, §817.505, Fla. Stat.

2.15.2. The Company has filed and caused to be filed all material reports that are required to have been filed or made with respect to the payment for the Company's services by third party payors, including Government Programs and other insurance carriers.  The Company has maintained all records required of it under law.

2.15.3. (i)  Neither any current or former employee of the Company or any affiliate of the Company has been excluded from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)), and (ii) none of the Company’s current officers, managers or directors (or holders of equivalent positions) have been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C.  §1320a-7b.

2.15.4. To the best knowledge of the Company, there is no action or event that will cause a material decrease in the number of patients served by the Company's diagnostic imaging centers after the Closing Date.

2.15.5. There exists no event, condition or other circumstances which, immediately or with a lapse of time, would materially adversely affect the Company's business, would constitute a violation of the conditions of participation in federal or state programs, or would be a violation of any statute or regulation concerning operation of such business.

2.15.6. The Company has all permits and licenses that are necessary to enable it to own and to carry on the diagnostic imaging business as presently conducted and to receive private and government payment for furnishing imaging services.  Section 2.15.6 of the Disclosure Schedule lists all of the permits, licenses, provider numbers and governmental contracts held by the Company relating to the business.  The permits, licenses, provider numbers and governmental contracts listed on Schedule 2.15.6 are valid and in full force and effect, and no violations of any such permits, licenses, provider numbers or governmental contracts have occurred or, to the best knowledge of the Company, have been threatened or alleged to have occurred.  Furthermore, no actions or proceedings are pending or, to the best knowledge of the Company, threatened, that would have the effect of terminating, revoking, limiting, suspending, restricting, impairing or otherwise affecting the use or renewal of any of the permits, licenses, provider numbers or governmental contracts.

2.15.7. No consent, approval, waiver or authorization from any third party  is necessary or required in connection with the transaction contemplated hereby or for the Company to continue operation as an outpatient rehabilitation facility following the Closing.

2.15.8. Except as disclosed on Schedule 2.15.8, the Company has not been notified of any injury or harm to a patient, allegedly caused by an act or omission of the Company.

2.15.9. The Company has not submitted any false or fraudulent claim to any third party, nor has the Company received any notice from any third party regarding any allegation of a billing mistake, overpayment claim, false claim or fraud.  All billing practices of the Company are in compliance with all applicable federal and state laws and regulations, and the Company has not billed for or received any payment or reimbursement in excess of amounts permitted by applicable federal and state laws and regulations. The Company has maintained all records required by law or regulation.  The Company has not solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral which violated any applicable anti-kickback law (including without limitation 42 U.S.C. § 1320a-7b(b)).  The Company has complied with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and all applicable state privacy laws with respect to the Business.

2.15.10. In connection with the Company's business, the Company has complied with all of the laws, rules and regulations of the Medicare programs and other governmental health care programs, and has filed all claims, invoices, returns and other forms in the manner prescribed.  All claims, invoices, returns and other forms made or submitted by the Company to Medicare or any other governmental health or welfare related entity since the inception of the Business are true, complete, correct and accurate.  No deficiency in any such claims, returns and other filings, including claims for overpayments or deficiencies for late filings, has been asserted or threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare claims.  The Company has not been subject to audit relating to fraudulent Medicare procedures or practices.  There is no basis for any claim or request for recoupment or reimbursement from the Company by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid claims in connection with the Business.

2.16. Financial Statements.

2.16.1. Schedule 2.16.1 contains the unaudited balance sheet of the Company as of December 31, 2007, and the unaudited statement of income of the Company for the year ended December 31, 2007, (the financial statements described in this Section 2.16.1 are collectively referred to herein as the “Financial Statements”).  On or before June 1, 2008, the Company will provide Purchaser with audited Financial Statements.  The audited Financial Statements will show the Company's EBITDA for the fiscal year ended December 31, 2007 was not less than $1,305,343.  For purposes of this Agreement, EBITDA means earnings before interest payments, taxes, depreciation and amortization.

2.16.2. Each balance sheet included in the Financial Statements presents fairly the financial position of the Company as of the date thereof, and each income statement and cash flow statement included in the Financial Statements presents fairly the results of operations and cash flow of the Company for the period set forth therein, subject to the lack of footnotes. Each of the Financial Statements has been prepared in accordance with GAAP in all material respects applied on a consistent basis. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company.

2.17. Accounts Receivable.
All accounts receivable shown on the Financial Statements and all accounts receivable created thereafter arose from valid, arm’s length transactions in the ordinary course of business with non-affiliates, constitute valid claims of the Company, free and clear of all Liens, and are not and will not be subject to any valid claims or set off or other defense or counterclaims.  Reserves for amounts potentially uncollectible have been calculated in accordance with GAAP, applied consistently with prior periods, and are adequate in all material respects.

2.18. No Undisclosed Liabilities. The Company has no liabilities, except for liabilities set forth on the balance sheet contained in the Financial Statements (including any notes thereto).  Such liabilities arose solely in connection with the business of the Company.

2.19. Litigation.  Schedule 2.19 contains a listing of any and all suits, actions or proceedings pending, or, to the best knowledge of the Company, threatened against the Company and any and all judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company (or any of the Company's directors and/or officers).

2.20. Employment and ERISA Matters.  Except as described on Schedule 2.20, neither the Company nor any controlled corporation or affiliated service group (within the meaning of Sections 414(b), (c) and (m) of the Internal Revenue Code of 1986, as amended, maintains or has maintained any employee benefit pension plan (as defined in Section 3(37) of ERISA) since the effective date of ERISA.  There is no suit, action or proceeding pending, or to the best knowledge of Company, threatened against the Company relating to ERISA matters which, if adversely determined, would materially and adversely affect the business, operations, or properties or the condition, financial or otherwise, of the Company.  The Company has no liabilities pursuant to ERISA.

2.21. Licenses, Permits, Etc.  The Company possesses all material licenses, permits and/or other authorizations and approvals (each, a “Permit”) necessary to conduct its business.  All such Permits are valid and in full force and effect. No violations are or have been recorded in respect of any Permit, no event has occurred or set of facts exist that would allow revocation or termination or that would result in the impairment of the Company's rights with respect to any such Permit, and no proceeding is pending or, to the best knowledge of the Company, threatened, to revoke, limit or enforce any Permit.

2.22. Taxes and Related Matters.  All returns and/or reports required by any taxing authority from the Company have been or will be timely filed, and all taxes required to have been paid (regardless of whether shown as due on such returns or reports) have been paid or adequately accrued for in the financial statements.  Further, with respect to any payment to a third party, in addition to the foregoing, the Company has withheld from such payment and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

2.23. Full Disclosure.  No representation or warranty by the Company contained in this Agreement, and no written statement, certificate, or document furnished by or on behalf of Company to Purchaser in connection with this Agreement, any Related Agreement or any transaction contemplated hereby or thereby, contains, as of the date on which made or reaffirmed, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading or necessary in order to provide a prospective purchaser of the Debenture and Warrants with full information as to the Company's business.  Neither this Agreement, any Related Agreement, any financial statements and/or other financial information, or any schedule, exhibit or certificate delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of the Company, or by any of Company's directors or officers, in connection with the transactions contemplated hereby, contain, any untrue statement of a material fact, or omits, or will omit, any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

2.24. Survival.  The representations and warranties of the Company set forth in this Section 2 shall survive the Closing for the periods set forth in Section 5.1 below.
3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.  In order to induce the Company to issue the Purchased Securities to Purchaser, Purchaser represents and warrants to the Company that it is acquiring the Purchased Securities solely for its own account for the purpose of investment and not with a view to resale or distribution thereof. The Purchaser will not sell, pledge or otherwise transfer any of the Purchased Securities unless the Purchased Securities have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws or unless it shall have delivered to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that exemptions from the registration requirements of the Securities Act and such state laws are available for the proposed transaction.

3.1. Proper Authorization and Execution.  The execution, delivery and performance of this Agreement and the Related Agreements, and consummation of the transactions contemplated hereby have been duly authorized and approved by Purchaser.

3.2. Accredited Invetor Status.  The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

3.3. Reliance on Exemptions.  The Purchaser understands that the Purchased Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Purhased Securities.

3.4. Survival.  The representations and warranties of Purchaser set forth in this Section 3 shall survive the Closing for the period set forth in Section 5.2 below.

4. CLOSING.  The transactions contemplated by this Agreement shall be consummated (the “Closing”) simultaneously with the execution of this Agreement.  At the Closing:
The Company shall deliver or cause to be delivered to Purchaser:

i)           the Debenture, free and clear of any and all Liens;
ii)           a certificate or certificates representing the Warrants, free and clear of any and all Liens;
iii)           certificates of good standing from the Secretary of State of Nevada and Florida, to the effect that each of the Company and U.S. Imaging (including its subsidiaries) is in good standing;
iv)           copies of resolutions of the Board of Directors of the Company authorizing this Agreement and the issuance of the Debenture and the Warrants, certified by the Secretary of the Company; and
v)           such other documents as Purchaser may reasonably require to give effect to the transactions contemplated hereby.
The Purchaser shall deliver to the Company the Purchase Price.

5. INDEMNIFICATION AND ADJUSTMENTS.

5.1. Company’s Indemnification.  The Company hereby agrees to indemnify Purchaser against all Claims (as defined below) and all costs, expenses and attorney’s fees incurred by any of them in the defense of any such Claims or any action or proceeding brought on any of such Claims.  For purposes of this paragraph, “Claims” shall mean all liabilities, damages, losses, costs, expenses, out-of-pocket attorney’s fees and claims incurred by Purchaser arising from (i) any breach or default in the performance of any obligation to be performed by the Company under this Agreement; or (ii) any breach of any representation, warranty or covenant of the Company set forth in this Agreement. Notwithstanding the foregoing, Purchaser shall not be entitled to indemnification for any Claims asserted after the Expiration Date.  “Expiration Date” means the end of the 24th month following the Closing.

5.2. Purchaser’s Indemnification.  Purchaser hereby indemnifies the Company against all Company Claims (as defined below) and all costs, expenses and attorney’s fees incurred by it in the defense of any such Company Claims or any action or proceeding brought on any of such Seller Claims.  For purposes of this paragraph, “Company Claims” shall mean all liabilities, damages, losses, costs, expenses, attorney’s fees and claims incurred by Company to the extent arising solely from (i) any breach or default in the performance of any obligation to be performed by Purchaser under this Agreement; or (ii) any breach of any representation, warranty or covenant of Purchaser set forth in this Agreement.  Notwithstanding the foregoing, Company shall not be entitled to indemnification for any Company Claims asserted after the 24th month following the Closing Date.

5.3. EBITDA ADJUSTMENT.  In the event that the audited Financial Statements of  U.S. Imaging reflect EBITDA of less than $1,305,343 for the year ended December 31, 2007 (the "Actual EBITDA"), the conversion price and exercise price of the Debenture and Warrants will be reduced by a percentage equal to the Actual EBITDA divided by $1,305,343.

6. PIGGY-BACK REGISTRATIONS/USE OF PROCEEDS.

6.1. If at any time while the Warrants are outstanding (the “Piggy-Back Period”) the Company proposes to file with the SEC a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of 1933, as amended, of any of its securities (other than a Registration Statement on Form S-4 or Form S-8 (or their equivalents at such time) relating to securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans), the Company shall promptly send to the Purchaser written notice of the Company’s intention to file a Registration Statement (which notice shall specify the securities intended to be disposed of and the intended method of distribution thereof) and of such Purchaser’s rights under this Section and, if within five (5) business days after receipt of such notice, such Purchaser shall so request in writing, the Company shall include in such Registration Statement all or any part of the Shares of Common Stock of the Company issuable upon exercise of the Warrants or conversion of the Debenture that such Purchaser requests to be registered; provided, however, in the event that the SEC limits the number of share registerable as a result of Rule 415, then the Company may reduce the number of shares that may be registered pro rata with other selling shareholders holding derivative securities.  If the offering in connection with which the Purchaser is entitled to registration under this Section is an underwritten offering, then the Purchaser shall, unless otherwise agreed to by the Company, offer and sell such its securities in such underwritten offering using the same underwriter or underwriters and, subject to the provisions of this Agreement, on the same terms and conditions as other shares of Common Stock (if any) included in such underwritten offering.  If a registration pursuant to this Section is to be an underwritten public offering and the managing underwriter(s) advise the Company in writing that, in their reasonable good faith opinion, marketing or other factors dictate that a limitation on the number of shares of Common Stock which may be included in the Registration Statement is necessary to facilitate and not adversely affect the proposed offering, then the Company shall include in such registration: (1) first, all securities the Company proposes to sell for its own account and (2) up to the full number of shares held by the Purchaser  subject to restrictions set by the Company or the underwriter applied pro rata with other selling shareholders.

6.2. The proceeds form the sale of the Debenture shall be utilized substantially as follows:

Cypress Advisors Fee	$100,000
Audit & Legal Fees	$150,000
Equipment Maintenance Fees	$250,000
Working Capital	$500,000

7. General Provisions.

7.1. Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect to such subject matter.

7.2. Amendment.  No supplement, amendment, modification discharge or change of this Agreement shall be binding unless executed in writing by all of the parties.

7.3. Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No failure to enforce any right or provision hereunder shall preclude or affect the later enforcement of such right or provision.  No waiver shall be binding unless executed in writing by the party making the waiver.

7.4. Assignment; Successors and Assigns.  Neither party may assign this Agreement nor any of its rights, liabilities and obligations hereunder without the prior written consent of the other party; provided, however, Purchaser may transfer any of the Purchased Securities, provided any such transfer is in compliance with applicable law. All terms of this Agreement shall be binding on and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, and permitted successors and assigns.

7.5. Further Assurances.  Each party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to effectuate the provisions of this Agreement and as may be reasonably requested by the other party after the Closing.

7.6. Captions; Gender; Exhibits.  Captions in this Agreement are included for convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement.  The use of the singular in this Agreement includes the plural and the use of one gender includes the others whenever the context thereof so requires.  All exhibits and schedules referred to herein and attached hereto are incorporated as a part hereof.

7.7. Severability.  If any of the provisions, or portions thereof, of this Agreement or the application thereof are held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and to this end only the provisions of this Agreement are declared severable.

7.8. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.9. Notices.  All notices, requests, demands or other communications which a party shall be required or may elect to provide to another party pursuant to this Agreement shall be in writing unless otherwise so provided.  Any written notice or communication shall be personally delivered or sent by facsimile or mailed certified mail, return receipt requested to the other party at the applicable address set forth on the signature page hereto or at such other address as a party shall designate in accordance with the provisions of this paragraph.  Delivery or service of any written notice or communication shall be deemed completed (i) if personally delivered, upon such delivery; (ii) if sent by facsimile, upon acknowledgment thereof; or (iii) if mailed, upon receipt by the other party, but in any event within 72 hours after transmission or deposit.

7.10. Governing Law Venue.  This Agreement, having been drafted and negotiated in Florida, shall be governed by, construed and enforced in accordance with the laws of the State of Florida.  Any disputes shall be resolved in the Florida State courts in Dade County, Florida

7.11. Attorneys’ Fees.  In the event any attorney is employed by either party to this Agreement with regard to any legal action, or other proceeding brought by either party for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation with any provisions of this Agreement, the party prevailing in any such proceeding shall be entitled to recover reasonable out-of-pocket attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

7.12. Survival of Representations and Warranties.  All representations, warranties, covenants and agreements of the parties contained in this Agreement and the exhibits shall survive the Closing.

7.13. Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER: STEVEN POSNER IRREVOCABLE TRUST, U/T/A By:/s/ Steven Posner Steven Posner, Trustee
Address for Notices:
With a copy to: Leonard H. Bloom, Esq. Akerman Senterfitt One Southeast Third Avenue, 25th Floor Miami, FL 33131

COMPANY:

FIRSTWAY ENTERPRISES, INC. By:/s/ Dr. Stephen Miley Name: Dr. Stephen Miley Title: CEO

Address for Notices:
600 North Cattleman Road
Sarasota, Florida 34232

With a copy to:

Law Offices of Stephen M. Fleming PLLC
403 Merrick Avenue, 2nd Floor
East Meadow, New York 11554

SCHEDULES

2.7	Title to Assets

2.11.1	Leased Real Properties

2.12.1	Intellectual Property

2.13	Material Contracts

2.15.6	Required Permits, Licenses, etc.

2.15.8	Harm to Patients

2.16.1	Financial Statements

2.19	Litigation

2.20	Employee Benefit Pension Plans

EXHIBITS

A	DEBENTURE

B	WARRANTS